PRICE ADJUSTMENT AGREEMENT

     This is a Price Adjustment Agreement dated as of February 2, 2000, between Thomas R. Chambers, Marylou C. Chambers, Timothy A. O'Bannon, Sharion
K. O'Bannon  (the "Sellers") and U.S. Trucking, Inc. ("Buyer").

                                  Recitals

     The Buyer has agreed to combine Checkmate Brokerage Services, Inc. and Maverick Brokerage Services, Inc. with Buyer's wholly-owned subsidiary, Checkmate Acquisition Corp. ("Sub"), pursuant to the Merger Agreement and Plan of Reorganization for each merged entity dated February 2, 2000 (collectively, the "Merger Agreement"). Buyer has agreed to pay an aggregate of $1.0 million (the "Total Cash Consideration") and 385,000 shares of Buyer common stock (the "Total Stock Consideration") in exchange for the outstanding shares of Maverick and Checkmate in the mergers. The parties have agreed that an aggregate of $500,000 cash consideration for the mergers shall be paid on a deferred basis subject to reduction relating to certain conditions and that the Stock Consideration shall be subject to reduction and partial forfeiture under certain conditions. Any terms not defined herein shall have the same definitions as in the Merger Agreement.

     1. Cash Consideration Adjustment. The Total Cash Consideration shall be reduced $1.00 for each $1.00 that Buyer's post-closing audit of Sub (to be completed by Buyer's independent certified public accountant not later than 90 days after the Effective Time) determines that Sub's net worth (determined in accordance with generally accepted accounting principles on an accrual basis and taking into consideration solely the assets and liabilities of Checkmate and Maverick) is less than a negative $345,000 at the Effective Time. No reduction shall take place with respect to taxes which may become due upon the acceleration of income and expenses of the merged entities into the Sub's income and expenses due to the conversion to the accrual basis of accounting. Not later than ten days after receipt of the auditors' report Buyer shall pay to Sellers the balance of the Total Cash Consideration. If due to the foregoing the Total Cash Consideration is reduced by more than $500,000, any amount in excess of $500,000 shall be deducted from the Total Stock Consideration, as provided below.

     The reductions (if applicable) in the respective purchase prices for the Maverick and Checkmate mergers resulting from the foregoing shall be allocated according to the change in net worth of Checkmate from negative $231,000 and Maverick from negative $114,000, and to each Seller pro rata in accordance with their share ownership in each of Checkmate and Maverick.

     In the event the Cash Consideration is reduced because Buyer's accountant determines in the audit that accounts receivable are uncollectible or should be subject to a reserve, then

          (A) to the extent accounts receivable reflected on the combined Checkmate and Maverick balance sheets at the Effective Time (excluding any accounts assigned under subsection B below) are collected during calendar year 2000 and the amount collected is in excess of that determined in the audit (i.e., accounts receivable are written off or reserved in audit are in fact collected in year 2000), the Cash Consideration shall be readjusted upward to reflect such excess and Sellers shall have the option of receiving their pro rata portion of such additional Cash Consideration in cash or Buyer common stock (valued in accordance with paragraph 2), and

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           (B)   at any time, Sellers shall have the right (to be exercised by
Tommy Chambers in consultation with the other Sellers) to receive an assignment of any accounts receivable written off and deemed uncollectible by Buyer's accountant in the audit which are still uncollected.

     2. Stock Consideration Adjustment. There shall be deducted from the Total Stock Consideration one dollar in value for each dollar by which the gross margin of Sub (determined in accordance with generally accepted accounting principles) is less than $2,760,000 for fiscal 2000, as determined by Buyer's auditors in connection with their audit of Buyer for fiscal 2000. For purposes hereof, gross margin shall equal gross revenues, minus cost of sales (including carrier expenses, refunds, sales rebates and claims). Such reduction shall be effected by Sellers forfeiting Buyer shares included in the Total Stock Consideration, and for purposes hereof valuing the shares at the average closing sale price (if available) or average closing bid price (if no closing sale prices are available)of the Buyer shares on the principal market in which such shares are traded for the fifteen trading days immediately preceding the date the Buyer's auditors deliver their audit report to Buyer in connection with the 2000 fiscal year (which date shall be not later than March 20, 2001), provided that the value per share for return shall be not less than $1.50 per share (subject to appropriate adjustments in the event of any stock split, reverse stock split, reclassification, merger, stock dividend, or other similar event affecting Buyer's common stock). Notwithstanding the foregoing, Sellers shall have the option (to be made jointly by each Seller in writing) of paying cash to Buyer in lieu of Buyers Shares to effect the foregoing reduction. The reduction of the Total Stock Consideration payable under this paragraph shall not exceed $750,000 in value, subject to further reduction in accordance with the immediately preceding paragraph providing for reductions in the event the Total Cash Consideration is less than $500,000.

     The reductions (if applicable) in the respective purchase prices for the Maverick and Checkmate mergers resulting from the foregoing shall be allocated two-thirds to the Maverick merger and one-third to the Checkmate merger, and to each Seller pro rata in accordance with their share ownership in each of Checkmate and Maverick.

     Sellers agree that they will not transfer or pledge any Stock Consideration until it becomes reasonably certain that the shares proposed to be transferred will not be subject to forfeiture hereunder.

     3. Continuing Operations. Buyer shall keep Sub (with the former Checkmate and Maverick operations intact) as a separate financial reporting division or subsidiary until January 1, 2001. If any Seller disputes the results of the audit, he shall give prompt notice thereof to Buyer and the matter shall be arbitrated in accordance with Section 5.1 of the Merger Agreement. Notwithstanding the foregoing, any amounts not in dispute hereunder shall be paid or forfeited, as the case may be, as required above.

     4. Miscellaneous. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.


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     IN WITNESS WHEREOF, the parties have duly executed and delivered this
Price Adjustment Agreement as of the date first above written.

U.S. TRUCKING, INC.


BY:/s/ Anthony Huff
TITLE: Chairman



/s/ Tommy Chambers                         /s/ Timothy O'Bannon
Tommy Chambers                             Timothy O'Bannon


/s/ Marylou Chambers                       /s/ Sharion O'Bannon
Marylou Chambers                           Sharion O'Bannon